Exhibit (d)(2)
Execution version
BOND TERMS
FOR
Diana Shipping Inc. 9.50% senior unsecured callable bond issue 2018/2023
ISIN NO0010832868

SCHEDULE 1 COMPLIANCE CERTIFICATE

BOND TERMS between
ISSUER:	Diana Shipping Inc., a company existing under the laws of Marshall Islands with registration number 13671 and LEI-code 549300XD7FHNJOTHIV12; and
BOND TRUSTEE:	Nordic Trustee AS, a company ex1stmg under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85.
DATED:	26 September 2018
These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

1.	INTERPRETATION
1.1	Definitions
The following terms will have the following meanings:
"Acceptable Bank" means, in relation to Cash and Cash Equivalents, a commercial bank, savings bank or trust company which has a rating of BBB or higher from Standard & Poor's Ratings Service or Baa2 or higher from Moody's Investor Service Limited or a comparable rating from a nationally recognised credit rating agency for its long term debt obligations.
"Additional Bonds" means Bonds issued under a Tap Issue.
"Affiliate" means, in relation to any person:
(a)	any person which is a Subsidiary of that person;
(b)	any person who has Decisive Influence over that person (directly or indirectly); and
(c)	any person which is a Subsidiary of an entity who has Decisive Influence (directly or indirectly) over that person.
"Annual Financial Statements" means the audited consolidated annual financial statements of the Issuer for any financial year, prepared in accordance with GAAP, such financial statements to include a profit and loss account, balance sheet, cash flow statement and report of the board of directors in the form which the Issuer is required to file them with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
"Attachment" means each of the attachments to these Bond Terms.

"Bond Terms" means these terms and conditions, including all Attachments which shall form an integrated part of these Bond Terms, in each case as amended and/or supplemented from time to time.
"Bond Trustee" means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.
"Bond Trustee Fee Agreement" means the agreement entered into between the Issuer and the Bond Trustee relating among other things to the fees to be paid by the Issuer to the Bond Trustee for its obligations relating to the Bonds.
"Bondholder" means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders' rights).
"Bondholders' Meeting" means a meeting of Bondholders as set out in Clause 14 (Bondholders' Decisions).
"Bonds" means the debt instruments issued by the Issuer pursuant to these Bond Terms, including any Additional Bonds.
"Business Day" means a day on which the relevant CSD settlement system is open and banks generally are open for business in Oslo, London and New York.
"Business Day Convention" means that if the last day of any Interest Period originally falls on a day that is not a Business Day, no adjustment will be made to the Interest Period.
"Call Option" has the meaning given to it in Clause 10.2 (Voluntmy early redemption - Call Option).
"Call Option Repayment Date" means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.2 (Voluntary early redemption - Call Option), or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.
"Cash and Cash Equivalents" means on any date, the aggregate equivalent in USD on such date of the then current market value of:
(a)	cash in hand or amounts standing to the credit of any current and/or on deposit accounts with an Acceptable Bank; and
(b)	time deposits with Acceptable Banks and certificates of deposit issued, and bills of exchange accepted, by an Accepted Bank;
in each case to which any Group Company is beneficially entitled at the time and to which any Group Company has free and unrestricted access and which is not subject to any Security.
"Change of Control Event" means a person or group of persons acting in concert gaining Decisive Influence over the Issuer.

"CSD" means the central securities depository in which the Bonds are registered, being Verdipapirsentralen ASA (VPS).
"Compliance Certificate" means a statement substantially m the form as set out m Attachment 1 hereto.
"Decisive Influence" means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):
(a)	a majority of the voting rights in that other person; or
(b)	a right to elect or remove a majority of the members of the board of directors of that other person.
"Default Notice" means a written notice to the Issuer as described in Clause 14.2 (Acceleration of the Bonds).
"Default Repayment Date" means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.
"Distribution" means:
(a)	dividend payments or distributions, whether in cash or in kind;
(b)	repurchasing of shares or undertaking other similar transactions (including, but not limited to total return swaps related to shares in the Issuer or transactions with similar effect); or
(c)	repayment of any loans to its (or the Issuer's) shareholders that are subordinated in right of payment to the Bonds.
"Event of Default" means any of the events or circumstances specified in Clause 14.1 (Events of Default).
"Exchange" means Oslo B0rs (the Oslo Stock Exchange).
"Exchange Act" means the United Stated Securities Exchange Act of 1934, as amended.
"Existing Notes" means the senior unsecured notes due 15 May 2020 with ISIN MHY2066Gl200 with a total outstanding amount of USD 63.25 million and issued by the Issuer.
"Finance Documents" means these Bond Terms, the Bond Trustee Fee Agreement and any other document designated by the Issuer and the Bond Trustee as a Finance Document.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)	moneys bonowed (and debit balances at banks or other financial institutions);

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, including the Bonds;
(d)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease (meaning that the lease is capitalized as an asset and booked as a conesponding liability in the balance sheet);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under GAAP are met);
(f)
any derivative transaction entered into and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the tennination or close-out of that derivative transaction, that amount shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not a Group Company which liability would fall within one of the other paragraphs of this defmition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as bonowings under GAAP;
(i)
any amount of any liability under an advance or defened purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than hundred and twenty (120) calendar days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a bonowing or otherwise being classified as a bonowing under GAAP; and
(k)	without double counting, the amount of any liability in respect of any guarantee for any of the items refened to in paragraphs a) to j) above.
"Financial Reports" means the Annual Financial Statements and the Interim Accounts.
"Financial Support" means any loans, guarantees, Security or other financial assistance (whether actual or contingent).
"GAAP" means generally accepted accounting practices and principles in the United States.
"Group" means the Issuer and its Subsidiaries from time to time.

"Group Company" means the Issuer or any of its Subsidiaries.
"Initial Bond Issue" means the aggregate Nominal Amount of all Bonds issued on the Issue Date.
"Initial Nominal Amount" means the nominal amount of each Bond as set out in Clause 2.1 (Amount, denomination and !SIN of the Bonds).
"Insolvent" means that a person:
(a)	is unable or admits inability to pay its debts as they fall due;
(b)	suspends making payments on any of its debts generally; or
(c)
is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its center of main interest as such term is understood pursuant to Council Regulation (EC) no. 1346/2000 on insolvency proceedings (as amended).

"Interest Payment Date" means the last day of each Interest Period, the first Interest Payment Date being 27 March 2019 and the last Interest Payment Date being the Maturity Date.
"Interest Period" means, subject to adjustments in accordance with the Business Day Convention, the period between 27 March and 27 September each year, provided however that an Interest Period shall not extend beyond the Maturity Date.
"Interest Rate" means 9.50 percentage points per annum.
"Interim Accounts" means the unaudited consolidated quarterly financial statements of the Issuer for the quarterly period ending on each 31 March, 30 June or 30 September in each year, prepared in accordance with GAAP and including a profit and loss account, balance sheet, cash flow statement and management commentary or report from the board of directors in the form in which the Issuer is required to file them with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
"ISIN" means International Securities Identification Number, being the identification number of the Bonds.
"Issue Date" means 27 September 2018.
"Issuer" means the company designated as such in the preamble to these Bond Terms.
"Issuer's Bonds" means any Bonds which are owned by the Issuer or any Affiliate of the Issuer.
"Liquidity" means, at any time, the aggregate amount of Cash and Cash Equivalents of the Group in each case reported in accordance with GAAP.
"Managers" means Feamley Securities AS and Nordea Bank AB (publ), filial i Norge.

"Material Adverse Effect" means a material adverse effect on:
(a)	the ability of the Issuer to perform and comply with its obligations under these Bond Terms; or
(b)	the validity or enforceability of these Bond Terms.
"Maturity Date" means 27 September 2023 (5 years after the Issue Date), adjusted according to the Business Day Convention.
"Maximum Issue Amount" shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination and !SIN of the Bonds).
"Net Borrowings" means Total Financial Indebtedness less Cash and Cash Equivalents.
"Nominal Amount" means the Initial Nominal Amount (less the aggregate amount by which each Bond has been partially redeemed, if any) pursuant to Clause 10 (Redemption and repurchase of Bonds) or any other amount following a split of Bonds pursuant to Clause 16.2, paragraph G).
"Outstanding Bonds" means any Bonds not redeemed or otherwise discharged.
"Overdue Amount" means any amount required to be paid by the Issuer under any of the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.
"Partial Payment" means a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents.
"Paying Agent" means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD.
"Payment Date" means any Interest Payment Date or any Repayment Date.
"Permitted Financial Indebtedness" means:
(a)	this Bond Issue (including any Tap Issue);
(b)	the Existing Notes;
(c)
any unsecured bonds issued by the Issuer with (i) no amortisation and with maturity after the Maturity Date, (ii) terms not materially more favourable than the Bonds, and (iii) without any Financial Support from any other Group Company;

(d)	the Senior Bank Facilities;
(e)
future senior secured or unsecured Financial Indebtedness provided by commercial banks, Exp01t Credit Agencies or other financial institutions of similar nature incurred by the Issuer or any Group Company on marketable terms and conditions with the purpose of financing the acquisition of new vessels or assets (including newbuildings and/or second-hand vessels) (or acquisition of shares in entities owning one or more newbuildings or second-hand vessels or assets);
(f)
future senior secured bonds, notes or similar debt instruments issued by the Issuer or any Group Company on marketable terms and conditions with first priority security in vessels (newbuildings and/or second-hand vessels ) except for vessels forming part of the Group's existing fleet that are unencumbered as of the Issue Date;

(g)	any Financial Indebtedness incun-ed by any Group Company in the ordinary course of business for working capital purposes and as part of the daily operations of such Group Company;
(h)	existing and future bid-, payment- and performance bonds, guarantees and letters of credit incun-ed by any Group Company in the ordinary course of business;
(i)	obligations incun-ed by any Group Company under any interest rate and cun-ency hedging agreements relating to any Pen-rutted Financial Indebtedness;
(j)	any unsecured intra-group loans granted by any Group Company to another Group Company provided that intra-group loans to the Issuer shall be subordinated to the Bonds;
(k)	any unsecured Subordinated Loans to the Issuer;
(l)	any intra-group accounting balances relating to the provision of services between the Issuer and other Group Companies;
(m)	any Financial Indebtedness incun-ed in the ordinary course of business for an amount ofup to USD 20,000,000; and
(n)	any refinancing, extension, amendment or replacement of any of (b)-(m) above from time to time.
"Permitted Security" means any Security in respect of Pen-rutted Financial Indebtedness refen-ed to in paragraph (d), (e), (f), (g), (h), (i), and (m) above and any refinancing, extension, amendment or replacement thereof from time to time.
"Preferred Share Distribution" means a distribution under a class of prefen-ed share capital issued by the Issuer, provided that the conditions in Clause 13.10 (Distribution Restrictions) sub-paragraphs (i) to (iv) are met.
"Put Option" shall have the meaning ascribed to such term in Clause 10.3 (Mandatory repurchase due to a Put Option Event).
"Put Option Event" means a Change of Control Event.
"Put Option Repayment Date" means the settlement date for the Put Option Event pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).
"Quarter Date" means each 31 March, 30 June, 30 September and 31 December.

"Relevant Jurisdiction" means the country in which the Bonds are issued, being Norway.
"Relevant Record Date" means the date on which a Bondholder's ownership of Bonds shall be recorded in the CSD as follows:
(a)	in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time;
(b)
for the purpose of casting a vote in a Bondholders' Meeting, the date falling on the immediate preceding Business Day to the date of that Bondholders' Meeting being held, or another date as accepted by the Bond Trustee; and

(c)	for the purpose of casting a vote in a Written Resolution:
(i)	the date falling three (3) Business Days after the Summons have been published; or,
(ii)
if the requisite majority in the opinion of the Bond Trustee has been reached prior to the date set out in paragraph (i) above, on the date falling on the immediate Business Day prior to the date on which the Bond Trustee declares that the Written Resolution has been passed with the requisite majority.

"Remaining Cash Position" means the sum of restricted cash and Cash and Cash Equivalents.
"Remaining Cash Requirements" means USD 500,000 per vessel plus USD 45,000,000.
"Repayment Date" means any Call Option Repayment Date, the Default Repayment Date, the Put Option Repayment Date, the Tax Event Repayment Date or the Maturity Date.
"Securities Trading Act" means the Securities Trading Act of 2007 no. 75 of the Relevant Jurisdiction.
"Security" means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Senior Bank Facilities" means the following existing Financial Indebtedness:
(a)	the loan agreement dated 22 October 2009 in respect of "Houston";
(b)	the loan agreement dated 2 October 2010 in respect of "Los Angeles" and "Philadelphia";
(c)	the loan agreement dated 13 September 2011 in respect of" Arethusa";
(d)	the loan agreement dated 24 May 2013 in respect of "Crystalia" and "Atalandi";
(e)	the loan agreement dated 9 January 2014 in respect of "Melite" and "Artemis";

(f)	the loan agreement dated 18 December 2014 in respect of "G. P. Zafirakis" and "P. S. Palios";
(g)	the loan agreement dated 17 March 2015 for the purpose of adding additional vessels and refinancing previous loan agreements in respect of "Leto", "Melia", "Amphitrite" and "Polymnia";
(h)	the loan agreement dated 26 March 2015 in respect of "New York", "Myrto" and "Maia";
(i)	the loan agreement dated 29 April 2015 in respect of"Santa Barbara";
(j)	the loan agreement dated 13 July 2018 with BNP Paribas;
(k)	the loan agreement dated 30 September 2015 in respect of "New Orleans" and "Medusa";
(l)	the loan agreement dated 7 January 2016 in respect of "San Francisco" and "Newport News";
(m)	the loan agreement dated 29 March 2016 in respect of"Selina" and "Ismene"; and
(n)	the loan agreement dated 10 May 2016 in respect of "Maera".
"Subordinated Loans" means debt financing provided to the Issuer that is:
(a)	subordinated in right of payment to the Bonds;
(b)	does not mature or require any amortisation prior to the date on which all amounts under these Bond Terms and any other Finance Documents have been paid in full; and
(c)
does not provide for its acceleration or confer any right to declare any event of default prior to the date on which all amounts under these Bond Terms and any other Finance Documents have been paid in full. For the avoidance of doubt, payment of cash interest of any such loans is permitted only as long as no Event of Default has occurred and is continuing and subject to the Distribution Restrictions set out above.

"Subsidiary" means a company over which another company has Decisive Influence.
"Summons" means the call for a Bondholders' Meeting or a Written Resolution as the case maybe.
"Tangible Net Worth" means the consolidated total shareholders' equity (including retained earnings) of the Group, less goodwill and other intangible items (other than favorable charter agreements recorded in connection with purchase accounting under GAAP and, for the avoidance of doubt, vessel acquisition or construction agreements).
"Tap Issue" shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination, ]SIN and tenor).

"Tap Issue Addendum" shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination, !SIN and tenor).
"Tax Event Repayment Date" means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.4 (Early redemption option due to a tax event).
"Total Assets" means the amount of the total assets of the Issuer determined on a consolidated basis in accordance with GAAP and as shown in the balance sheet in the Issuer's latest Financial Report.
"Total Financial Indebtedness" means the amount of long-term Financial Indebtedness (including finance leases, bank loans and other long-term debt) and short-term Financial Indebtedness of the Issuer, both determined on a consolidated basis in accordance with GAAP and as shown in the balance sheet in the Issuer's latest Financial Report.
"Voting Bonds" means the Outstanding Bonds less the Issuer's Bonds and a Voting Bond shall mean any single one of those Bonds.
"Written Resolution" means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 15.5 (Written Resolutions).
1.2	Construction
In these Bond Terms, unless the context otherwise requires:
(a)	headings are for ease ofreference only;
(b)	words denoting the singular number will include the plural and vice versa;
(c)	references to Clauses are references to the Clauses of these Bond Terms;
(d)	references to a time are references to Central European time unless otherwise stated;
(e)	references to a provision of "law" is a reference to that provision as amended or re- enacted, and to any regulations made by the appropriate authority pursuant to such law;
(f)	references to a "regulation" includes any regulation, rule, official directive, request or guideline by any official body;
(g)
references to a "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organization, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;

(h)
references to Bonds being "redeemed" means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;

(i)	references to Bonds being "purchased" or "repurchased" by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer's purchase of Bonds),

(j)	references to persons "acting in concert" shall be interpreted pursuant to the relevant provisions of the Securities Trading Act; and
(k)	an Event of Default is "continuing" if it has not been remedied or waived.
2.	THE BONDS
2.1	Amount, denomination and ISIN of the Bonds
(a)
The Issuer has resolved to issue a series of Bonds in the maximum amount of USD 125,000,000 (the "Maximum Issue Amount"). The Bonds may be issued on different issue dates and the Initial Bond Issue will be in the amount ofup to USD 100,000,000. The Issuer may, provided that the conditions set out in Clause 6.3 (Tap Issues) are met, at one or more occasions issue Additional Bonds (each a "Tap Issue") until the Nominal Amount of all Additional Bonds equals in aggregate the Maximum Issue Amount less the Initial Bond Issue. Each Tap Issue will be subject to identical terms as the Bonds issued pursuant to the Initial Bond Issue in all respects as set out in these Bond Terms, except that Additional Bonds may be issued at a different price than for the Initial Bond Issue and which may be below or above the Nominal Amount. The Bond Trustee shall prepare an addendum to these Bond Terms evidencing the terms of each Tap Issue (a "Tap Issue Addendum").

(b)	The Bonds are denominated in US Dollars (USD), being the legal currency of the United States of America.
(c)	The Initial Nominal Amount of each Bond is USD 50,000.
(d)	The ISIN of the Bonds is NO0010832868. All Bonds issued under the same ISIN will have identical terms and conditions as set out in these Bond Terms.
2.2	Tenor of the Bonds
The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.
2.3	Use of proceeds
The Issuer will use the net proceeds from the Initial Bond Issue and issuance of any Additional Bonds for (i) prepayment in full of the Existing Notes and/or prepayment, in full or in part, or refinancing of other debt of the Group and (ii) general corporate purposes.
2.4	Status of the Bonds
The Bonds will constitute senior debt obligations of the Issuer. The Bonds will rank pari passu between themselves and will rank at least pari passu with each other and with all other senior unsecured obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application). The Bonds shall rank ahead of subordinated capital.
2.5	Transaction Security
The Bonds are unsecured.

3.	THE BONDHOLDERS
3.1	Bond Terms binding on all Bondholders
(a)
By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with by the Bond Trustee, the Bondholders, the Issuer or any other party.

(b)	The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.
3.2	Limitation of rights of action
(a)
No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures, or take other action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.

(b)
Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.

3.3	Bondholders' rights
(a)
If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.

(b)
A Bondholder (whether registered as such or proven to the Bond Trustee's satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 (Bondholders' rights) and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.

4.	ADMISSION TO LISTING
The Issuer has applied, or shall apply, for the Bonds to be admitted to listing on the Exchange.

5.	REGISTRATION OF THE BONDS
5.1	Registration in the CSD
The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.
5.2	Obligation to ensure correct registration
The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.
5.3	Country of issuance
The Bonds have not been issued under any other country's legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.
6.	CONDITIONS FOR DISBURSEMENT
6.1	Conditions precedent for disbursement to the Issuer
(a)
Payment of the net proceeds from the issuance of the Bonds to the Issuer shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	these Bond Terms duly executed by all parties hereto;
(ii)	certified copies of all necessary corporate resolutions of the Issuer to issue the Bonds and execute the Finance Documents to which it is a party;
(iii)
a certified copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals' authorisation to execute such Finance Documents on behalf of the Issuer;

(iv)	certified copies of the Issuer's articles of association and of a full extract from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing;
(v)	confirmation from the Issuer that no potential or actual Event of Default has occurred or is likely to occur as a result of the issuance of the Bonds;
(vi)	copies of the Issuer's latest Financial Reports (if any);
(vii)	confirmation that the applicable prospectus exemption requirements (ref the EU prospectus directive (2003/71 EC)) concerning the issuance of the Bonds have been fulfilled;

(viii)	copies of any necessaiy governmental approval, consent or waiver (as the case may be) required at such time to issue the Bonds;
(ix)	confirmation that the Bonds are registered in the CSD;
(x)	copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds;
(xi)	the Bond Trustee Fee Agreement duly executed by the parties thereto; and
(xii)
legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of these Bond Terms and the Finance Documents).

(b)
The Bond Trustee, acting in its reasonable discretion, may, regarding this Clause 6.1 (Conditions precedent for disbursement to the Issuer), waive the requirements for documentation, or decide in its discretion that delivery of certain documents shall be made subject to an agreed closing procedure between the Bond Trustee and the Issuer

6.2	Distribution
Disbursement of the proceeds from the issuance of the Bonds is conditional on the Bond Trustee's confirmation to the Paying Agent that the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have been either satisfied in the Bond Trustee's discretion or waived by the Bond Trustee pursuant to paragraph (b) of Clause 6.1 above.
6.3	Tap Issues
The Issuer may issue Additional Bonds if:
(a)	the Bond Trustee has executed a Tap Issue Addendum; and
(b)
the representations and warranties contained in Clause 7 (Representations and Warranties) of these Bond Terms are true and correct in all material respects and repeated by the Issuer as at the date of issuance of such Additional Bonds.

7.	REPRESENTATIONS AND WARRANTIES
The Issuer makes the representations and warranties set out in this Clause 7 (Representations and warranties), in respect of itself, to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:
(a)	at the date of these Bond Terms;
(b)	at the Issue Date; and
(c)	at the date of issuance of any Additional Bonds.

7.1	Status
It is a Marshall Islands incorporation, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and cany on its business as it is being conducted.
7.2	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delive1y of, this Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.
7.3	Valid, binding and enforceable obligations
These Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.
7.4	Non-conflict with other obligations
The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.
7.5	No Event of Default
(a)
No Event of Default exists or is likely to result from the making of any drawdown under these Bond Terms or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)
No other event or circumstance has occurred which constitutes (or with the expiry of any grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or is likely to have a Material Adverse Effect.

7.6	Authorizations and consents
All authorisations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations required:
(a)	to enable it to enter into, exercise its rights and comply with its obligations under this Bond Terms or any other Finance Document to which it is a party; and
(b)	to carry on its business as presently conducted and as contemplated by these Bond Terms, have been obtained or effected and are in full force and effect.

7.7	Litigation
No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.
7.8	Financial Reports
Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied.
7.9	No Material Adverse Effect
Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.
7.10	No misleading information
Any factual information provided by it to the Bondholders or the Bond Trustee for the purposes of the issuance of the Bonds was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
7.11	No withholdings
The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under these Bond Terms.
7.12	Pari passu ranking
Its payment obligations under these Bond Terms or any other Finance Document to which it is a party ranks as set out in Clause 2.4.
7.13	Security
No Security exists over any of the present assets of any Group Company in conflict with these Bond Terms.
8.	PAYMENTS IN RESPECT OF THE BONDS
8.1	Covenant to pay
(a)
The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.

(b)
All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD at the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.

(c)
Payment constituting good discharge of the Issuer's payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.

(d)
If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary have been set out for such payment in the relevant Finance Document.

8.2	Default interest
(a)
Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus an additional three (3) per cent. per annum.

(b)
Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 (Default interest) will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.

8.3	Partial Payments
(a)
If the Paying Agent or the Bond Trustee receives a Partial Payment, such Partial Payment shall, in respect of the Issuer's debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:

(i)	firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee;
(ii)	secondly, towards accrued interest due but unpaid; and
(iii)	thirdly, towards any principal amount due but unpaid.
(b)
Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders, shall, after the above mentioned deduction of outstanding fees, liabilities and expenses, be applied (i) firstly towards any principal amount due but unpaid and (ii) secondly, towards accrued interest due but unpaid, in the following situations;

(i)	the Bond Trustee has served a Default Notice in accordance with Clause 14.2 (Acceleration of the Bonds), or
(ii)	as a result of a resolution according to Clause 15 (Bondholders' decisions).

8.4	Taxation
(a)	The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.
(b)	The Issuer shall, if any tax is withheld in respect of the Bonds under the Finance Documents:
(i)
gross up the amount of the payment due from it up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required; and

(ii)	at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.
(b)
Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

8.5	Currency
(a)
All amounts payable under the Finance Documents shall be payable in the denomination of the Bonds set out in Clause 2.1 (Amount, denomination and !SIN of the Bonds). If, however, the denomination differs from the currency of the bank account connected to the Bondholder's account in the CSD, any cash settlement may be exchanged and credited to this bank account.

(b)
Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder's account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within five (5) Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder's bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

8.6	Set-off and counterclaims
The Issuer may not apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.
9.	INTEREST
9.1	Calculation of interest
(a)
Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.

(b)
Interest will accrue on the Nominal Amount of any Additional Bond for each Interest Period starting with the Interest Period commencing on the Interest Payment Date immediately prior to the issuance of the Additional Bonds (or, if the date of the issuance is not an Interest Payment Date and there is no Interest Payment Date prior to such date of issuance, starting with the Interest Period commencing on the Issue Date).

(c)
Interest shall be calculated on the basis of a 360-day year comprised of twelve months of thirty (30) days each and, in case of an incomplete month, the actual number of days elapsed (30/360-days basis).

9.2	Payment of interest
Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.
10.	REDEMPTION AND REPURCHASE OF BONDS
10.1	Redemption of Bonds
The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to 100 per cent. of the Nominal Amount (plus accrued interest on redeemed Bonds).
10.2	Voluntary early redemption - Call Option
(a)	The Issuer may redeem the Outstanding Bonds (in whole or in parts) (the "Call Option") on any Business Day at any time from and including:
(i)
the Interest Payment Date falling 3 years after the Issue Date to, but not including, the Interest Payment Date falling 4 years after the Issue Date at a price equal to 103.8% of the Nominal Amount (plus accrued interest on the redeemed Bonds);

(ii)
the Interest Payment Date falling 4 years after the Issue Date to, but not including, the Interest Payment Date falling 4 years and 6 months after the Issue Date at a price equal to 101.9% of the Nominal Amount (plus accrued interest on the redeemed Bonds);

(iii)
the Interest Payment Date falling 4 years and 6 months after the Issue Date to, but not including, the Maturity Date at a price equal to 100% of the Nominal Amount (plus accrued interest on the redeemed Bonds).

(b)	Any redemption of Bonds pursuant to Clause 10.2 (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.
(c)
The Call Option may be exercised by the Issuer by written notice to the Bond Trustee and the Bondholders at least ten (10), but not more than twenty (20), Business Days prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date.

(d)	Any Call Option exercised in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.
10.3	Mandatory repurchase due to a Put Option Event
(a)
Upon the occun-ence of a Put Option Event, each Bondholder will have the right (the "Put Option") to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101 per cent. of the Nominal Amount.

(b)
The Put Option must be exercised within thirty (30) calendar days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Put Option Event has occun-ed pursuant to Clause 12.3 (Put Option Event). Once notified, the Bondholders' right to exercise the Put Option is in-evocable and will not be affected by any subsequent events related to the Issuer.

(c)
Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the fifth (5) Business Day after the end of the thirty (30) calendar days exercise period referred to in paragraph (b) above. However, the settlement of the Put Option will be based on each Bondholders holding of Bonds at the Put Option Repayment Date.

(d)
If Bonds representing more than 90 per cent. of the Outstanding Bonds have been repurchased pursuant to this Clause 10.3 (Mandatory repurchase due to a Put Option Event), the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price stated in paragraph (a) above (plus accrued interest) by notifying the remaining Bondholders of its intention to do so no later than twenty (20) calendar days after the Put Option Repayment Date. Such prepayment may occur at the earliest on the fifteenth (15th ) calendar day following the date of such notice.

10.4	Early redemption option due to a tax event
If the Issuer is or will be required to gross up any withheld tax imposed by law from any payment in respect of the Bonds under the Finance Documents pursuant to Clause 8.4 (Taxation) as a result of a change in applicable law implemented after the date of these Bond Terms, the Issuer will have the right to redeem all, but not only some, of the Outstanding Bonds at a price equal to 100 per cent. of the Nominal Amount. The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders at least twenty (20) Business Days prior to the Tax Event Repayment Date, provided that no such notice shall be given earlier than sixty (60) days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due.
11.	PURCHASE AND TRANSFER OF BONDS
11.1	Issuer's purchase of Bonds
The Issuer may purchase and hold Bonds and such Bonds may be retained or sold in the Issuer's sole discretion (including with respect to Bonds purchased pursuant to Clause 10.3 (Mandatmy repurchase due to a Put Option Event)).

11.2	Restrictions
(a)
Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible to ensure compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.

(b)
A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

12.	INFORMATION UNDERTAKINGS
12.1	Financial Reports
(a)
The Issuer shall prepare Annual Financial Statements in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than hundred and twenty (120) days after the end of the financial year.

(b)
The Issuer shall prepare Interim Accounts in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than sixty (60) days after the end of the relevant interim period.

12.2	Requirements as to Financial Reports
The Issuer shall supply to the Bond Trustee, in connection with the publication of its Interim Accounts pursuant to Clause 12.1 (b) (Financial Reports), a Compliance Certificate with a copy of the Interim Accounts attached thereto. The Compliance Certificate shall be duly signed by the chief executive officer or the chief financial officer of the Issuer, certifying inter alia that the Interim Accounts are fairly representing its financial condition as at the date of those financial statements.
12.3	Put Option Event
The Issuer shall inform the Bond Trustee in writing as soon as possible after becoming aware that a Put Option Event has occurred.
12.4	Information: Miscellaneous
The Issuer shall:
(a)
promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it;

(b)	at the request of the Bond Trustee, report the balance of the Issuer's Bonds (to the best of its knowledge, having made due and appropriate enquiries);

(c)	send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer's share capital or equity;
(d)	if the Bonds are listed on the Exchange, send a copy to the Bond Trustee of its notices to the Exchange;
(e)	if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;
(f)	inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and
(g)	within a reasonable time, provide such information about the Issuer's and the Group's business, assets and financial condition as the Bond Trustee may reasonably request.
13.	GENERAL AND FINANCIAL UNDERTAKINGS
The Issuer undertakes to (and shall, where applicable, procure that the other Group Companies will) comply with the undertakings set forth in this Clause 13 (General and financial Undertakings).
13.1	Authorisations
The Issuer shall, and shall procure that each other Group Company will, in all material respects obtain, maintain and comply with the terms of any authorisation, approval, license and consent required for the conduct of its business as carried out from time to time if a failure to do so would have Material Adverse Effect.
13.2	Compliance with laws
The Issuer shall, and shall procure that each other Group Company shall, carry on its business in accordance with acknowledged, careful and sound practices in all aspects and comply in all respects with all laws and regulations to which it may be subject from time to time, if failure so to comply would have a Material Adverse Effect.
13.3	Continuation of business
The Issuer shall procure that no material change is made to the general nature of the business from that carried on by the Group and/or the Issuer at the date of these Bond Terms.
13.4	Corporate status
The Issuer shall not change its type of organisation or jurisdiction of organisation.
13.5	Mergers and de-mergers
The Issuer shall not, and shall procure that no other Group Company will, cany out:
(a)
any merger or other business combination or corporate reorganisation involving the consolidation of assets and obligations of the Issuer or any other Group Company with any other companies or entities; or

(b)
any de-merger or other corporate reorganisation having the same or equivalent effect as a demerger involving a split of the Issuer or any other Group Company into two or more separate companies or entities;

if such merger, de-merger, combination or reorganisation would have a Material Adverse Effect.
13.6	Litigation
The Issuer shall, promptly upon becoming aware of them, send the Bond Trustee such relevant details of any:
(a)
litigations, arbitrations or administrative proceedings which have been or might be started by or against any Group Company and which, if decided adversely is likely to have a Material Adverse Effect; and

(b)	other events which have occurred or might occur and which is likely to have a Material Adverse Effect.
13.7	Financial Indebtedness
(a)
Except as permitted under paragraph (b) below, the Issuer shall not, and shall procure that no other Group Company will, incur any additional Financial Indebtedness or maintain or prolong any existing Financial Indebtedness.

(b)	Paragraph (a) above shall not prohibit any Group Company to mcur, maintain or prolong any Permitted Financial Indebtedness.
13.8	Negative pledge
(a)
Except as permitted under paragraph (b) below, the Issuer shall not, and shall procure that no other Group Company will, create or allow to subsist, retain, provide, prolong or renew any Security over any of its/their assets (whether present or future).

(b)	Paragraph (a) above does not apply to Security granted to secure any of the following:
(i)	Permitted Security;
(ii)
any netting or set-off arrangements entered into by the Issuer or any other Group Company (as the case may be) in the ordinary course of its banking arrangements for the purposes of netting debt and credit balances of the Issuer (if applicable); and

(iii)	any lien arising by operation of law.
13.9	Financial support
(a)
Except as permitted under paragraph (b) below, the Issuer shall not, and shall procure that no other Group Company shall, be a creditor in respect of any Financial Support to or for the benefit of any third party or other Group Company.

(b)	Paragraph (a) above does not apply to any:

(i)	Permitted Financial Indebtedness; and
(ii)	in the ordinary course of business.
13.10	Distribution restrictions
The Issuer shall not declare or make any Distributions if:
(a)	an Event of Default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an Event of Default (a "Default") has occuned and is continuing;
(b)	an Event of Default or a Default would result therefrom;
(c)	the Issuer is not in compliance with the financial covenants set out in Clause 13.16 (Financial covenants);
(d)	the making of any Distribution by the Issuer or a Subsidiary would result in the Issuer not being in compliance with the financial covenants set out in Clause 13.16 (Financial covenants); or
(e)	as a result of a Distribution by the Issuer or a Subsidiary, except a Prefened Share Distribution, the Remaining Cash Position is less than the Remaining Cash Requirement.
13.11	Subsidiary restrictions
Save for obligations under any Financial Indebtedness, the Issuer shall not permit any Subsidiary to create or permit to exist any contractual obligation (or encumbrance) restricting the right of any Subsidiary to:
(a)	pay dividends or make Distributions to its shareholders;
(b)	service any Financial Indebtedness to the Issuer;
(c)	make any loans to the Issuer; or
(d)	transfer any of its assets and properties to the Issuer;
if the creation of such contractual obligation is reasonably likely to prevent the Issuer from complying with its payment obligations under these Bond Terms.
13.12	Arm's length transactions
The Issuer shall not, and the Issuer shall procure that no other Group Company shall, enter into transactions with any person except on arm's length terms and for fair market value.
13.13	Disposal
The Issuer shall not, and shall procure that other Group Companies shall not, sell or otherwise dispose of all or substantially all of the Group's assets or operations to any person not being a member of the Group, unless such sale, transfer or disposal is canied out in the ordinary course of business and would not have a Material Adverse Effect.

13.14	Listing
The Issuer shall ensure that its ordinary shares remam listed on the New York Stock Exchange or another recognised stock exchange.
13.15	Insurances
The Issuer shall, and the Issuer shall procure that each Group Company will, maintain with reputable insurance companies, funds or unde1writers adequate insurance or captive arrangements with respect to its assets, equipment and business against such liabilities, casualties and contingencies and of such types and in such amounts as are consistent with prudent business practice in their relevant jurisdiction.
13.16	Financial Covenants
(a)	The Issuer shall comply with the following:
(i)	Minimum Liquidity
Minimum Liquidity shall not be less than USD 10,000,000.
(ii)	Tangible Net Worth
Tangible Net Worth of the Group shall exceed 20% of Total Assets.
(iii)	Net Borrowings to Total Assets
Net Borrowings to Total Assets shall not exceed 70%.
(b)
The Issuer undertakes to comply with the above financial covenants at all times, such compliance to be measured on each Quarter Date and certified by the Issuer by delivery of a Compliance Certificate, setting out (in reasonably detail) computations evidencing compliance with the financial covenants, with the delivery of each Financial Report within the reporting dates set out in Clause 12.1 (Financial Reports). The financial covenants shall be calculated on a consolidated basis for the Group during the lifetime of the Bonds.

14.	EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS
14.1	Events of Default
Each of the events or circumstances set out in this Clause 14.1 shall constitute an Event of Default:
(a)	Non-payment
The Issuer fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:
(i)	its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within five (5) Business Days following the original due date; or

(ii)	in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within five (5) Business Days following the original due date.
(b)	Breach of other obligations
The Issuer does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within twenty (20) Business Days after the earlier of the Issuer's actual lmowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee
(c)	Misrepresentation
Any representation, warranty or statement (including statements in Compliance Certificates) made under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within twenty (20) Business Days of the earlier of the Bond Trustee giving notice to the Issuer or the Issuer becoming aware of such misrepresentation.
(d)	Cross default
If for a Group Company:
(i)	any Financial Indebtedness is not paid when due nor within any applicable grace period; or
(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or
(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or
(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described), provided however that the amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above singly exceeds USD 20,000,000 (or the equivalent thereof in any other currency).
(e)	Insolvency and insolvency proceedings
The Issuer, and in respect of a Group Company only if such event results in a Material Adverse Effect:
(i)	is Insolvent; or

(ii)	is object of any corporate action or any legal proceedings is taken in relation to:
(A)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganization; or

(B)	a compos1t10n, comprmnise, assignment or arrangement with any creditor which may materially impair its ability to perform its obligations under these Bond Terms; or
(C)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or
(D)	enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph 14.1 (d) (Cross default) above; or
(E)	for (A) - (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company, however this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty (20) Business Days of commencement.
(f)	Creditor's process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Issuer and/or a Group Company, only if such event results in a Material Adverse Effect, having an aggregate value exceeding the threshold amount set out in paragraph 14.1 (d) (Cross default) above and is not discharged within twenty (20) Business Days.
(g)	Unlawfitlness
It is or becomes unlawful for the Issuer to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:
(i)	the ability of the Issuer to perform its obligations under these Bond Terms; or
(ii)	the ability of the Bond Trustee to exercise any material right or power vested to it under the Finance Documents.
14.2	Acceleration of the Bonds
If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 14.3 (Bondholders' instructions) below, by serving a Default Notice:

(a)
declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(b)
exercise any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.

14.3	Bondholders' instructions
The Bond Trustee shall serve a Default Notice pursuant to Clause 14.2 (Acceleration of the Bonds) if:
(a)
the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders' Meeting has not made a resolution to the contrary; or

(b)	the Bondholders' Meeting, by a simple majority decision, has approved the declaration of an Event of Default.
14.4	Calculation of claim
The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be calculated at the prices set out in Clause 10.2 (Voluntary early redemption - Call Option) as applicable at the following dates (and regardless of the Default Repayment Date set out in the Default Notice):
(i)
for any Event of Default arising out of a breach of Clause 14.1 (Events of Default) paragraph (a) (Non-payment), the claim will be calculated at the price applicable at the date when such Event of Default occurred; and

(ii)	for any other Event of Default, the claim will be calculated at the price applicable at the date when the Default Notice was served by the Bond Trustee.
15.	BONDHOLDERS' DECISIONS
15.1	Authority of the Bondholders' Meeting
(a)
A Bondholders' Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

(b)
The Bondholders' Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

(c)	The Bondholders' Meeting may not adopt resolutions which will give certain Bondholders an umeasonable advantage at the expense of other Bondholders.
(d)	Subject to the power of the Bond Trustee to take certain action as set out in Clause 16.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the

Bondholders is required, such resolution may be passed at a Bondholders' Meeting. Resolutions passed at any Bondholders' Meeting will be binding upon all Bondholders.
(e)	At least 50 per cent. of the Voting Bonds must be represented at a Bondholders' Meeting for a quorum to be present.
(f)	Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders' Meeting, unless otherwise set out in paragraph (g) below.
(g)
Save for any amendments or waivers which can be made without resolution pursuant to Clause 17.1 (Procedure for amendments and waivers) paragraph (a), section (i) and (ii), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders' Meeting is required for approval of any waiver or amendment of any provisions of these Bond Terms, including a change ofissuer and change of Bond Trustee.

15.2	Procedure for arranging a Bondholders' Meeting
(a)	A Bondholders' Meeting shall be convened by the Bond Trustee upon the request in writing of:
(i)	the Issuer;
(ii)	Bondholders representing at least 1/10 of the Voting Bonds;
(iii)	the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or
(iv)	the Bond Trustee.
The request shall clearly state the matters to be discussed and resolved.
(b)
If the Bond Trustee has not convened a Bondholders' Meeting within ten (10) Business Days after having received a valid request for calling a Bondholders' Meeting pursuant to paragraph (a) above, then the re-questing party may itself call the Bondholders' Meeting.

(c)
Summons to a Bondholders' Meeting must be sent no later than ten (10) Business Days prior to the proposed date of the Bondholders' Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).

(d)
Any Summons for a Bondholders' Meeting must clearly state the agenda for the Bondholders' Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders' Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.

(e)	Items which have not been included in the Summons may not be put to a vote at the Bondholders' Meeting.
(f)
By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders' Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).

(g)
A Bondholders' Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders' Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders' Meeting will be opened and, unless otherwise decided by the Bondholders' Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders' Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders' Meeting (the Bond Trustee or such other representative, the "Chairperson").

(h)
Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders' Meeting (each a "Representative"). The Chairperson may grant access to the meeting to other persons not being Representatives, unless the Bondholders' Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt with regard to whether a person is a Representative or entitled to vote, the Chairperson will decide who may attend the Bondholders' Meeting and exercise voting rights.

(i)
Representatives of the Issuer have the right to attend the Bondholders' Meeting. The Bondholders Meeting may resolve to exclude the Issuer's representatives and/or any person holding only Issuer's Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer's representative and any such other person shall have the right to be present during the voting.

(j)
Minutes of the Bondholders' Meeting must be recorded by, or by someone acting at the instruction of, the Chairperson. The minutes must state the number of Voting Bonds represented at the Bondholders' Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders' Meeting. The minutes shall be signed by the Chairperson and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.

(k)
The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders' Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)
The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders' Meeting regardless of who has convened the Bondholders' Meeting, including any reasonable costs and fees incurred by the Bond Trustee.

15.3	Voting rules
(a)
Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders' rights). The Chairperson may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.

(b)	Issuer's Bonds shall not carry any voting rights. The Chairperson shall determine any question concerning whether any Bonds will be considered Issuer's Bonds.
(c)
For the purposes of this Clause 15 (Bondholders' decisions), a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders' rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders' rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder's votes shall take precedence over votes submitted by the nominee for the same Bonds.

(d)	Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the Chairperson will have the deciding vote.
15.4	Repeated Bondholders' Meeting
(a)
Even if the necessary quorum set out in paragraph (d) of Clause 15.1 (Authority of the Bondholders' Meeting) is not achieved, the Bondholders' Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders' Meeting. The Bond Trustee or the person who convened the initial Bondholders' Meeting may, within ten (10) Business Days of that Bondholders' Meeting, convene a repeated meeting with the same agenda as the first meeting.

(b)
The provisions and procedures regarding Bondholders' Meetings as set out in Clause 15.1 (Authority of the Bondholders' Meeting), Clause 15.2 (Procedure for arranging a Bondholders' Meeting) and Clause 15.3 (Voting ntles) shall apply mutatis mutandis to a repeated Bondholders' Meeting, with the exception that the quorum requirements set out in paragraph (d) of Clause 15.1 (Authority of the Bondholders' Meeting) shall not apply to a repeated Bondholders' Meeting. A Summons for a repeated Bondholders' Meeting shall also contain the voting results obtained in the initial Bondholders' Meeting.

(c)
A repeated Bondholders' Meeting may only be convened once for each original Bondholders' Meeting. A repeated Bondholders' Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 15.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders' Meeting in accordance with Clause 15.2 (Procedure for arranging a Bondholders' Meeting) and vice versa.

15.5	Written Resolutions
(a)	Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders' Meeting pursuant to Clause 15.1 (Authority of the Bondholders'

Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders' Meeting, and any reference in any Finance Document to a Bondholders' Meeting shall be construed accordingly.
(b)	The person requesting a Bondholders' Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.
(c)
The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee's web site, or other relevant electronic platform or via press release.

(d)
The provisions set out in Clause 15.1 (Authority of the Bondholders' Meeting), 15.2 (Procedure for arranging a Bondholder's Meeting), Clause 15.3 (Voting Rules) and Clause 15.4 (Repeated Bondholders' Meeting) shall apply mutatis mutandis to a Written Resolution, except that:

(i)	the provisions set out in paragraphs (g), (h) and (i) of Clause 15.2 (Procedure for arranging Bondholders Meetings); or
(ii)	provisions which are otherwise in conflict with the requirements of this Clause 15.5 (Written Resolution), shall not apply to a Written Resolution.
(e)	The Summons for a Written Resolution shall include:
(i)	instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically ifrelevant); and
(ii)
the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority (the "Voting Period"), such Voting Period to be at least three (3) Business Days but not more than fifteen (15) Business Days from the date of the Summons, provided however that the Voting Period for a Written Resolution summoned pursuant to Clause 15.4 (Repeated Bondholders' Meeting) shall be at least ten (10) Business Days but not more than fifteen (15) Business Days from the date of the Summons.

(f)
Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders' rights), will be counted in the Written Resolution.

(g)
A Written Resolution is passed when the requisite majority set out in paragraph (e) or paragraph (f) of Clause 15.1 (Authority of Bondholders' Meeting) has been achieved, based on the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution may also be resolved if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.
(h)
The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being achieved.

(i)
Ifno resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the close of business on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (d) to (f) of Clause 15.l(Authority of Bondholders' Meeting).

16.	THE BOND TRUSTEE
16.1	Power to represent the Bondholders
(a)
The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.

(b)
The Issuer shall promptly upon request provide the Bond Trustee with any such documents, infmmation and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders' rights and/or carrying out its duties under the Finance Documents.

16.2	The duties and authority of the Bond Trustee
(a)
The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.

(b)
The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer or any other Obligor unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.

(c)
The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders' Meeting before the Bond Trustee takes any action pursuant to the instruction.

(d)	The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.
(e)	The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.
(f)
The Bond Trustee will ensure that resolutions passed at the Bondholders' Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.

(g)
Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

(h)	If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:
(i)	complying with instructions of the Bondholders; or
(ii)	taking any action at its own initiative,
will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 16.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.
(i)
The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.

(j)	The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal amount in order to facilitate partial redemptions, restructuring of the Bonds or other situations.
16.3	Equality and conflicts of interest
(a)
The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.

(b)
The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.

16.4	Expenses, liability and indemnity
(a)
The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.

(b)
Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.

(c)	The Bond Trustee shall not be considered to have acted negligently in:
(i)	acting in accordance with advice from or opinions of reputable external experts; or
(ii)	taking, delaying or omitting any action if acting with reasonable care and provided the Bond Trustee considers that such action is in the interests of the Bondholders.
(d)
The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee's obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee's actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.

(e)
The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee's obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Fee Agreement.

(f)
The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any of the Finance Documents which the Bond Trustee reasonably believes may constitute or lead to a breach of any of the Finance Documents or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(g)
Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to any Obligors, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incmTed by the Bond Trustee (or the Security Agent) in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, irrespective of such funds being subject to Transaction Security, and to set-off and cover any such costs and expenses from those funds.

(h)
As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 14.3 (Bondholders' instructions) or Clause 15.2 (Procedure for arranging a Bondholders' Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.

16.5	Replacement of the Bond Trustee
(a)	The Bond Trustee may be replaced according to the procedures set out in Clause 15 (Bondholders' Decisions), and the Bondholders may resolve to replace the Bond Trustee without the Issuer's approval.
(b)
The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 16.5 (Replacement of the Bond Trustee), initiated by the retiring Bond Trustee.

(c)
If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 16.5 (Replacement of the Bond Trustee).The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.

(d)
The change of Bond Trustee's shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits and any unpaid fees or expenses under the Finance Documents before the change has taken place.

(e)
Upon change of Bond Trustee the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.

17.	AMENDMENTS AND WAIVERS
17.1	Procedure for amendments and waivers
(a)
The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:

(i)	such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes; or
(ii)	such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or
(iii)	such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 15 (Bondholders' Decisions).
(b)
Any changes to these Bond Terms necessary or appropriate in connection with the appointment of a Security Agent other than the Bond Trustee shall be documented in an amendment to these Bond Terms, signed by the Bond Trustee (in its discretion). If so desired by the Bond Trustee, any or all of the Transaction Security Documents shall be amended, assigned or re-issued, so that the Security Agent is the holder of the relevant Security (on behalf of the Bondholders). The costs incurred in connection with such amendment, assignment or re-issue shall be for the account of the Issuer.

17.2	Authority with respect to documentation
If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.
17.3	Notification of amendments or waivers
The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 17 (Amendments and waivers), setting out the date from which the amendment or waiver will be effective, unless such notice obviously is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.
18.	MISCELLANEOUS
18.1	Limitation of claims
All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.
18.2	Access to information
(a)
These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the

Bondholders have no right to obtain infonnation from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.
(b)
In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.

(c)
The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

18.3	Notices, contact information
Written notices to the Bondholders made by the Bond Trustee will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.
(a)
The Issuer's written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).

(b)
Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter, e-mail or fax. Any such notice or communication will be deemed to be given or made as follows:

(i)	ifby letter, when delivered at the address of the relevant party;
(ii)	ifby e-mail, when received; and
(iii)	ifby fax, when received.
(c)	The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons.
(d)	When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):
(i)	if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;
(ii)
if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(iii)	if a deadline ends on a day which 1s not a Business Day, the deadline 1s postponed to the next Business Day.
18.4	Defeasance
(a)	Subject to paragraph (b) below and provided that:
(i)
an amount sufficient for the payment of principal and interest on the Outstanding Bonds to the Maturity Date (including, to the extent applicable, any premium payable upon exercise of the Call Option), and always subject to paragraph (c) below (the "Defeasance Amount") is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the "Defeasance Account");

(ii)	the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the "Defeasance Pledge"); and
(iii)
the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then the Issuer will be relieved from its obligations under Clause 12.2 (Requirements as to Financial Reports) paragraph (a), Clause 12.3 (Put Option Event), Clause 12.4 (Information: Miscellaneous) and Clause 13 (General and financial undertakings);

(b)
The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.

(c)
The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively detennined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems required.

A defeasance established according to this Clause 18.4 may not be reversed.
19.	GOVERNING LAW AND JURISDICTION
19.1	Governing law
These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict oflaw provisions.
19.2	Main jurisdiction
The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that Oslo District Court (No.: Oslo tingrett) shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.

19.3	Alternative jurisdiction
Clause 19 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:
(a)	to commence proceedings against the Issuer or any of its assets in any court in any jurisdiction; and
(b)	to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.
19.4	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, the Issuer:
(i)	irrevocably appoints Advokatfirmaet Wiersholm AS as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and
(ii)	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.
(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

-----000-----

These Bond Terms have been executed in two originals, of which the Issuer and the Bond Trnstee shall retain one each.
SIGNATURES:
The Issuer:		As Bond Trustee:
DIANA SHIPPING INC.		NORDIC TRUSTEE AS
/s/ Andreas Nikolas Michalopoulos
/s/ Ioannis Zafirakis
.........................................................................................................................................................................................
.........................................................................................................................................................................................
By:	Andreas Nikolas Michalopoulos and Ioannis Zafirakis	By:
Position:	Director, Chief Financial Officer & Treasurer and Director, Chief Strategy Officer & Secretary	Position
43

These Bond Terms have been executed in two originals, of which the Issuer and the Bond Trnstee shall retain one each.
SIGNATURES:
The Issuer:	As Bond Trustee:
DIANA SHIPPING INC.	NORDIC TRUSTEE AS
.........................................................................................................................................................................................
/s/ Jorgen Andersen
.........................................................................................................................................................................................

By:	By:	Jorgen Andersen
Position:	Position	Nordic Trustee AS

SCHEDULE 1
COMPLIANCE CERTIFICATE
[date]
Diana Shipping Inc. 9.50% bonds 2018/2023 ISIN NO0010832868[

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer. Pursuant to Clause 12.2 (Requirements as to Financial Reports) of the Bond Terms a Compliance Certificate shall be issued in connection with each delivery of Financial Statements to the Bond Trustee.
This letter constitutes the Compliance Certificate for the period [•].
Capitalised terms used herein will have the same meaning as in the Bond Terms.
With reference to Clause 12.2 (Requirements as to Financial Reports) we hereby certify that all information delivered under cover of this Compliance Certificate is true and accurate and there has been no material adverse change to the financial condition of the Issuer since the date of the last accounts or the last Compliance Certificate submitted to you. Copies of our latest consolidated [Financial Statements]/ [Interim Accounts] are enclosed.
[The Financial Covenants set out in Clause 13.16 (Financial Covenants) are met, please see the calculations and figures in respect of the ratios attached hereto.]
We confirm that, to the best of our knowledge, no Event of Default has occuned or is likely to occur.
Yours faithfully,
NX
_________________________
Name of authorised person
Enclosure: Financial Statements; [and
any other written documentation]